UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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POINT BLANK SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

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July 30, 2008

Dear Fellow Stockholder,

We believe your interests as a stockholder are best served by your current Board of Directors. We have enclosed with this letter our Annual Report, along with the proxy statement, proxy supplement and proxy card solicited by your Board of Directors for the August 19th Annual Meeting. Please read these materials carefully. We are writing to urge you to vote the BLUE proxy card and support your Company’s current Board of Directors.

PLEASE DISCARD ANY GOLD PROXY CARD SENT TO YOU BY STEEL PARTNERS. INSTEAD, PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD IN THE ENVELOPE PROVIDED

As you may be aware, Steel Partners II, L.P. has launched a proxy contest to seize control of your Company’s Board of Directors. You may have already received proxy materials and a gold proxy card from Steel Partners seeking your vote to elect their slate of hand-picked nominees. We do not believe that the election of the five Steel Partners nominees would be in the best interests of your Company.

THE CURRENT BOARD IS INDEPENDENT, ENGAGED, AND COMMITTED TO THE FUTURE OF YOUR COMPANY

Your current Board was chosen, with the help of a top quality outside search firm, through an extensive national recruiting process aimed at finding independent directors with the particular leadership skills that Point Blank needs in order to thrive. This carefully selected and balanced Board has overseen a complete turnaround in the Company’s governance and financial reporting. This Board is actively engaged with management in implementing the Company’s strategic plan. This Board is committed to taking the necessary steps to maximize value for all stockholders, including aggressively pursuing all strategic alternatives such as a possible sale of all or a portion of the Company’s stock.

By contrast, Steel Partners has hand-picked its five nominees, two of whom are in fact employees of Steel Partners. Steel Partners has publicly admitted that these nominees are not independent, and other of its nominees have direct or indirect ties to Steel Partners.

We encourage you to read the biographical information about your current Board in our proxy statement, which you received with this letter. The individuals who are now serving on your Board of Directors have the depth of experience, the leadership skills, and the tools and the talents to deliver the greatest value possible for all stockholders.

POINT BLANK HAS THE RIGHT BOARD, RIGHT NOW. WE STRONGLY URGE YOU TO REJECT THE STEEL PARTNERS SLATE

Your current Board includes leaders from the corporate, military, legislative, and law enforcement communities with long histories of achievement and success. While Steel Partners claims that its nominees have track records of increasing value, a look at the facts tells a different story. Several of their nominees have track records contradicting this statement and we urge you to look into the performance of all of the companies with which Steel Partner’s nominees have been associated. For example, General Merrill McPeak currently sits on the boards of five other public companies, all of which have seen a decline in stock price since his election to the board. James Henderson is Chairman of the Board of Del Global Technologies Corp, and General McPeak also sits on that board. Del Global is currently under investigation by the US Attorney’s office in connection with Department of Defense contracting. Given that Point Blank has just regained the confidence and trust of its military customers after addressing the legacy issues inherited from previous management, do the Point Blank Solutions stockholders really want to risk electing board members associated with a company undergoing an investigation regarding defense department contracts?

Beyond the connections to Del Global Technologies, Steel Partners’ nominees would bring additional conflicts and challenges to the Board were they to be elected. Mr. Henderson and Terry Gibson are both employees of Steel Partners, and they have admitted that the two would be unable to consider any hypothetical transaction with Steel Partners. Bernard Bailey’s resignation as a director of Telos Corporation, where he is head of the Audit Committee, has been publicly demanded by his fellow directors, amidst allegations of serious violations of Securities Exchange Act rules. Steel Partners has nominated a slate that is simply not the right team to lead Point Blank solutions.

Steel’s nominees have been stewards of other companies in decline as well. General McPeak alone currently sits on or has served on the boards of 11 public companies, and only 1 of those companies has realized an increase in stock price during his tenure as a director. Terry Gibson has been with CoSine Communications for years, gradually being elevated to CEO and director as CoSine’s stock price dropped and its operations ceased. And while Robert Chefitz was a director of PNV Inc., it went both public and bankrupt, only 13 months apart.

Your current Board consists of carefully chosen, independent people with the vision and resumes to get the job done. That job is ensuring the ongoing success of Point Blank Solutions and maximizing value for the benefit of all stockholders. This Board is committed to ensuring that all stockholders’ best interests are represented in making decisions that affect the future of Point Blank Solutions and your investment, and will continue to seek the best available strategies for generating growth and profitability with a view toward maximizing value for each and every stockholder of Point Blank Solutions.

MAJOR INITIATIVES ARE UNDERWAY AND THE COMPANY IS AGGRESSIVELY PURSUING A STRATEGIC ALTERNATIVES PROCESS TO MAXIMIZE VALUE FOR ALL STOCKHOLDERS

Your current Board is committed to maximizing value for the entire stockholder base, including relatively new stockholders such as Steel Partners as well as the many large and small stockholders who have been longer-term holders of the Company’s common stock through a difficult period. Under the leadership of the current Board, the Company is in the midst of an aggressive process to pursue strategic alternatives to maximize stockholder value. We postponed the previously scheduled Annual Meeting so that we could pursue these alternatives in a stable environment. We took these steps in part based on recommendations from a number of significant stockholders. In April, the Company instructed its financial advisors, Wachovia Securities, to refocus its ongoing review, accelerate the process, and aggressively explore all strategic alternatives, including a possible sale. Wachovia contacted almost 90 parties and the Company signed non-disclosure and standstill agreements with over 30 interested participants. The process is ongoing and your current Board, which is independent and able to act in the best interests of all stockholders, is the right Board to evaluate and pursue these strategic alternatives.

The Company is committed to its current strategic plan, and the Board and management believe that the exploration of strategic alternatives is an essential part of executing this plan for the benefit of all stockholders. The strategic plan is organized around five pillars:

•	Grow organically, by capturing new military programs and increasing the Company’s civil market share;

•	Expand internationally by pursuing protective solutions contracts with friendly nations around the world;

•	Improve the Company’s cost position through operational excellence initiatives and better management of its supply chain;

•	Pursue strategic ventures to expand the Company’s service offering and diversify into related growth markets; and

•	Maximize stockholder value by continuing to build confidence in leadership and demonstrating financial responsibility.

We recognize that to create and realize value for all stockholders, the Company needs to regain the trust of its key customers. We have and continue to make progress in all of our primary markets served and believe we have enhanced relationships within military, law enforcement and government circles. We remain focused on maintaining and increasing our market share, through winning contracts for our products and becoming more efficient. We have bid successfully for two major government awards so far in 2008, and are competing for several other major awards. Our success in these bids will have a dramatic impact on our Company’s performance in the second half of 2008, calendar year 2009 and in future periods. It will also have a material impact on our value.

In 2007, Point Blank Solutions earned its first profit in five years. We won over $200 million in new contract awards for our military products and increased sales to the U.S. military and federal government by 27.7%, posting sales of $272.6 million to this segment. We also increased sales to the domestic market and to our distributors by 28.3% over the prior year. We were able to accomplish this due to our best value product offering, a continued focus on innovation and through better management of our supply chain and increased efficiencies.

Our performance through the first half of 2008 has been impacted by the continued delays in the awarding of military contracts. This has had an adverse impact on both our top and bottom line results. Having recently been awarded a $86.2 million contract for the Improved Outer Tactical Vest and a $13.5 million contract to produce vests for the Iraq Defense Forces, we believe our results will show significant improvement over the first half of the year, but even more so in 2009 and in the years ahead as we are better able to leverage improvements in our internal operations and will be able to fully realize the benefits of our weaving joint venture, LifeStone Materials.

The many initiatives underway will, we believe, enable us to further penetrate existing markets and enter into new ones. We firmly believe that the efforts of this management team and this Board, will greatly improve the Company’s financial and operating position and result in higher value for our stakeholders.

DO NOT BE MISLED BY STEEL PARTNERS!

We invited Steel Partners to participate in the ongoing strategic process, but it refused to sign a nondisclosure agreement on the same terms that every one of the over 30 other potential strategic and financial parties signed. The Board wanted a level playing field, and Steel Partners simply refused to play by the rules. And contrary to what Steel says now in a meeting with representatives of Point Blank in late March of this year, Warren Lichtenstein, Steel Partners’ managing member, recommended that the Company immediately begin a strategic process focusing on a sale and, when asked specifically what he thought should be done about the upcoming annual stockholders meeting if the Company started a sale process, suggested that the meeting be postponed. Today Steel conveniently denies this conversation ever took place and attempts to paint the postponement as some form of entrenchment.

The fact is the current Board and management, with the assistance of our financial advisors, are actively and aggressively engaged in a process to maximize value. Do not believe what Steel Partners tells you to the contrary!

Steel Partners has stated in its proxy materials that if its nominees are elected, they will seek to sell the Company either to Steel Partners or to another bidder, “in accordance with their fiduciary duties.” Based on public statements made by Steel Partners, it is difficult to tell where Steel’s interests really lie. Steel has claimed that it is interested in maximizing stockholder value. It has gone so far as to publicly state, in letters addressed to stockholders and in its proxy statement that “[it] would be willing to increase [its] offer price if . . . due diligence demonstrated additional value inherent in the Company”. However, as a potential buyer, Steel is naturally interested in getting the lowest price for the Company. This is reflected in the fact that in a public letter addressed to the Company, Steel denied that it was prepared to purchase the Company for $5.50 a share and stated that, “[w]hile we expressed our desire to enter into discussions to acquire Point Blank, we clearly stated that our offering price would be based on a due diligence review of the Company.” It seems that in communicating to stockholders, Steel suggests that its offer price will only go up, while in public statements to the Company, Steel makes clear that there is no actual offer price on the table. Steel’s $5.50 “price” is and always has been a phantom.

Steel Partners’ moves are opportunistic and not in the best interest of you, the Company’s loyal stockholders. It is acting in accordance with a calculated, self-serving agenda. Steel is hiding behind the claim that the Company is insisting on a non-disclosure agreement with a standstill as a condition to their participation in the strategic alternatives process and commencing due diligence. In fact, the Company has only asked that Steel Partners do what every other participant in the process has done and negotiate the terms of a standstill with the Company. Given the fact that over 30 interested and highly sophisticated parties entered into a non-disclosure agreement containing a negotiated standstill provision, one must question just how unreasonable such a provision really is. In reality, it seems that Steel is using the Board’s desire to manage a stable process and have all interested parties operate on a level playing field as a means to cover up the fact that it really is only interested in gaining an unfair, self-serving advantage.

Additionally, Steel Partners has made a point of criticizing the compensation package of our CEO, General Larry Ellis, including the misleading assertion that Gen. Ellis “took home more than $3 million in compensation in 2007.” What Steel doesn’t point out is that well over half of that amount is compensation in the form of option grants that have an exercise price well in excess of the current market, and therefore have no immediate realizable value. The simple matter is that Steel is again misstating the facts. The truth is Larry Ellis’ motivation goes far beyond personal gain, but these “underwater” options give him additional incentive to work diligently to create value for all stockholders.

STEEL PARTNERS HAS CLAIMED IT HAS A HISTORY OF ADDING VALUE, BUT ITS PAST ACTIONS SAY OTHERWISE

In 2003, over the course of several months, Steel Partners engaged in a costly proxy fight to seize control of the Board of Directors of Del Global Technologies Corp. During that contest, Warren Lichtenstein, the Managing Member of Steel Partners, promised sweeping changes would come to Del Global if his hand-picked slate was elected. They were elected, and five years later, Del Global stock trades at prices in the same range as, or lower than, the prices of early 2003. Steel continues to hold approximately 21% of the outstanding shares. Let’s examine the promises made to the Del Global stockholders, compared with what really happened:

WHAT STEEL SAID	WHAT ACTUALLY HAPPENED

The Steel Nominees, if elected would engage in the “aggressive pursuit of relisting.”	Five years later, Del Global stock continues to trade over-the-counter.

Warren Lichtenstein pledged an “awareness of and openness to all strategic options.”

Del Global signed a Letter of Intent to sell its Medical Systems Group, but opted to back out of the transaction; the purchaser sued for the $1 million “break fee,” eventually settling for $500,000.

Subsequently, Del Global terminated its “strategic alternatives plan” after accomplishing only the sale of a small subsidiary.

Steel promised to eliminate Del Global’s “poison pill” stockholder rights plan	Del Global’s “poison pill” removed in 2003, but reinstated in 2007!

Steel pledged “an end to any hint of abusive practices.”	Del Global is currently under investigation by the Department of Defense.

In a proxy filing during the Del Global contest, Warren Lichtenstein wrote: “Steel Partners is disappointed with Del Global’s financial results over the last three years.” Perhaps Steel Partners, and all of Del Global’s stockholders, are disappointed with the results of Steel Partners’ leadership over the last five years as well?

Two of Steel’s nominees to the Company’s Board, James Henderson and Merrill McPeak, sit on the board of Del Global. It is clear that Del Global and its stockholders, including Steel Partners itself, have not benefited in any real way from the promises made during the proxy contest or the leadership of directors nominated by Steel Partners!

WE HAVE MADE, AND CONTINUE TO MAKE SIGNIFICANT PROGRESS UNDER THE LEADERSHIP OF THE CURRENT BOARD

No one can deny the fact that the Point Blank Solutions (then known as DHB Industries) was in crisis in the summer of 2006. The fact that we have turned a corner is also undeniable. Under the leadership of your Board of Directors, Point Blank Solutions has successfully overcome many of the legacy issues of the former regime. We have increased efficiency, tightened up internal controls and made tremendous improvements in our governance standards and practices. We are very proud to say that we are now fully compliant with regulatory and reporting requirements. Prior to launching the strategic alternatives process, the Company made several filings with the Securities and Exchange Commission that allowed our employees, management and the Board to exercise stock options and increase their stake in the future of the Company for which they have labored so diligently. Since the strategic alternatives process has been launched, employees, management and the Board have been subject to a blackout period which prevents them from exercising any further options or acquiring shares in the market until the process has been completed.

Steel Partners has questioned “how Point Blank can reasonably expect to become more efficient in-house in light of its serious legacy issues.” The answer is, we have already. We have settled the class action and derivative lawsuits against the Company, we continue to cooperate fully with all investigations examining the activities of former management as well as the manufacture and sale of Zylon. As we move further beyond these shadows of the past, Point Blank, under the current Board and management, is working to create a brighter future for all stockholders.

A SMALL GROUP OF CONFLICTED STOCKHOLDERS MAY DECIDE THE FATE OF YOUR COMPANY

Steel Partners has publicly stated that it owns 9.6% of the outstanding shares of the Company. One of the other major stockholders in the Company is David Brooks, the former CEO of the Company who is under indictment for securities fraud and other charges associated with his management of the Company and is engaged in vigorously contested litigation with the Company regarding the Company’s attempts to recover property and other assets from Brooks and regarding payment of his legal fees. Brooks, who with his ex-wife owns almost 30% of the stock, has made clear his antipathy to the present Board and management and has a powerful personal interest in removing the existing Point Blank management and directors who have authorized such litigation. Clearly, Brooks’ voting for Steel’s slate of directors would greatly increase Steel’s chances in the contested proxy election. You, the stockholders need to decide if you want David Brooks, whose principal reason for voting for Steel’s slate of directors would have nothing to do with maximizing stockholder value, together with Steel Partners, who has publicly stated it wants to buy the Company (and logically wants to be able to purchase shares for as little as possible) to decide the fate of your Company.

Your Board is taking all the steps it believes are appropriate to protect your investment in Point Blank Solutions. On July 24, the Company filed an application with the Delaware Court of Chancery to seek to postpone the Annual Meeting until November 19, 2008. The Board approved this action in order to extend the time that the strategic process and associated negotiations and discussions may continue before the 2008 Annual Meeting, and in light of delays in the awarding of several major government contracts. The Court has not yet ruled on this request.

We thank you for your continued support. Please sign and return the BLUE proxy card to show your support for the current Board and management.

Very truly yours,

/s/ William Campbell

William Campbell Chairman

For further information, please contact our proxy solicitor, Georgeson Inc.:

199 Water Street, 26th Floor

New York, NY 10038

(877) 868-4958 (Toll Free)

Point Blank Solutions, Inc. has filed a proxy statement and other documents regarding the 2008 Annual Meeting with the U.S. Securities and Exchange Commission and has filed and is mailing additional proxy materials and a proxy card to each stockholder entitled to vote at the 2008 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The proxy statement and other documents relating to the 2008 Annual Meeting can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from the Company at the Company’s website at www.pointblanksolutionsinc.com under the “Investor Relations” tab, upon written request to Corporate Secretary, Point Blank Solutions, Inc, 2102 S.W. 2nd St., Pompano Beach, Florida 33069, or by calling the Investor Relations department at (212) 786-6013.

The Company and its directors and executive officers are deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting. Information regarding the interests of the directors and executive officers of the Company in the solicitation may be found in the definitive proxy statement filed by the Company with the SEC on March 24, 2008, available free of charge from the SEC and the Company, as indicated above. Information about the directors and executive officers of the Company may be found in its Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008.